UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

_______________________

Pursuant to Section 13 or 15(d) of

 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2011

RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	1-5571	75-1047710
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

ABL Credit Agreement

On January 4, 2011 (the “Closing Date”), RadioShack Corporation (the “Company”) entered into a new asset-based revolving credit agreement (the “ABL Credit Agreement”) among the Company, certain subsidiaries of the Company as guarantors (the “Guarantors”), the lenders party thereto, Bank of America, N.A., as the administrative agent and collateral agent (the “Administrative Agent”), and the other agents party thereto.  The ABL Credit Agreement provides for a five-year asset-based revolving credit line of $450.0 million, which replaces the Company’s existing $325.0 million unsecured revolving credit facility that was available under a Five Year Credit Agreement, dated as of June 12, 2006 (the “Existing Credit Agreement”), among the Company, the lenders named therein, Citibank, N.A., as administrative agent and paying agent, and other agents party thereto.  The ABL Credit Agreement also provides for an option, subject to certain conditions, to increase total commitments to $650.0 million in the future.  The Company’s obligations under the ABL Credit Agreement are guaranteed by the Guarantors and are secured by first-priority liens (subject to permitted liens and certain exceptions for excluded assets) on substantially all of the Company’s and the Guarantors’ inventory, accounts receivable, deposit accounts, cash and cash equivalents, and certain other personal property relating to such inventory, accounts receivable and deposit accounts and all proceeds therefrom (the “ABL Collateral”).

Availability.  Availability under the ABL Credit Agreement will be based upon periodic borrowing base valuations of the Company’s and the Guarantors’ inventory and accounts receivable (including certain trade and credit card receivables) and will be reduced by certain reserves in effect from time to time.  A portion of the borrowings under the ABL Credit Agreement not in excess of $150.0 million will be available for the issuance of letters of credit.  Another portion of the borrowings under the ABL Credit Agreement not in excess of $50.0 million may be utilized for swingline loans from a swingline lender. The ABL Credit Agreement is scheduled to mature on January 4, 2016.

Interest Rates and Fees. Outstanding borrowings under the ABL Credit Agreement will accrue interest at an annual rate equal to (i) a prime rate plus the applicable spread, as described below, or (ii) a LIBO rate plus the applicable spread, as described below. The Company will pay a commission on letters of credit issued under the ABL Credit Agreement at a rate equal to (i) in the case of standby letters of credit, the applicable spread for loans based upon the LIBO rate, and (ii) in the case of commercial letters of credit, an amount equal to one-half of the applicable spread for loans based upon the LIBO rate.  The applicable spread will be the percentage described in the following chart that corresponds to the level of average daily availability for the most recently ended fiscal quarter:

Level	Average Daily Availability Percentage	LIBO Rate Applicable Margin	Prime Rate Applicable Margin
I	˃ 66-2/3%	2.25%	1.25%
II	≤ 66-2/3% but ˃ 33-1/3%	2.50%	1.50%
III	≤ 33-1/3%	2.75%	1.75%

The Company will pay certain fees with respect to the ABL Credit Agreement, including (i) an unused commitment fee of 0.50% per annum on the undrawn portion of the facility (subject to a stepdown to 0.375% in the event more than 50% of the commitments under the facility are utilized), and (ii) customary annual administration fees and fronting fees in respect of letters of credit.

Mandatory Prepayments. If at any time the Company’s outstanding borrowings under the ABL Credit Agreement (including outstanding letters of credit and swingline loans) exceed the lesser of (i) the borrowing base as in effect at such time, and (ii) the aggregate revolving commitments as in effect at such time (such lesser amount, the “Maximum Borrowing Amount”), the Company will be required to prepay an amount equal to such excess.

Covenants. The ABL Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the Company’s ability (as well as those of the Company’s subsidiaries) to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of the Company’s capital stock; change the nature of the Company’s business; make certain prepayments of debt; engage in certain transactions with affiliates; and enter into certain restrictive agreements, in each case, subject to certain qualifications and exceptions.

In addition, the Company will be required to maintain a minimum consolidated fixed charge coverage ratio of 1.0 to 1.0 as of the end of any period of four consecutive fiscal quarters when availability under the ABL Credit Agreement is less than the greater of 12.5% of the Maximum Borrowing Amount and $45.0 million.

The Company is generally free to make acquisitions, restricted payments (which include share repurchases and dividends), and debt prepayments as long as current and projected availability under the ABL Credit Agreement is greater than 15% of the Maximum Borrowing Amount (17.5% in the event of restricted payments) and a consolidated fixed charge coverage ratio of 1.0/1.0 (1.10/1.0 in the event of restricted payments) is maintained.  The Company may make acquisitions, restricted payments, and debt prepayments without regard to the Company's consolidated fixed charge coverage ratio as long as current and projected availability under the ABL Credit Agreement is greater than 75% of the Maximum Borrowing Amount and any such acquisition, restricted payment or debt prepayment is made with cash on hand.

Guarantees and Collateral. The Company’s indebtedness, obligations and liabilities under the ABL Credit Agreement will be unconditionally guaranteed jointly and severally on a senior secured basis by the Guarantors and certain future U.S. subsidiaries of the Company.  The Company’s indebtedness, obligations and liabilities under the ABL Credit Agreement and the Guarantors' obligations under the related guarantees will be secured by first-priority liens on the ABL Collateral.

Cash Dominion. If availability under the ABL Credit Agreement is less than the greater of 15% of the Maximum Borrowing Amount and $50.0 million for five consecutive days, or less than $35.0 million at any time, or if there exists an event of default, amounts in any of the Company’s and the Guarantors’ deposit accounts (other than certain excluded accounts) will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the ABL Credit Agreement.

Events of Default. The ABL Credit Agreement contains customary events of default such as nonpayment of obligations under the credit facility, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy and insolvency events, certain ERISA events, material judgments, certain environmental events, invalidity of the credit documents (or the Company’s assertion of any such invalidity), change of control and loss of lien perfection or priority.

The description of the ABL Credit Agreement set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the ABL Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Termination of Existing Credit Agreement

As a condition to the effectiveness of the ABL Credit Agreement, the Company terminated the Existing Credit Agreement.  Accordingly, on the Closing Date, the Company paid in full all principal, interest, fees and other amounts then due or outstanding under the Existing Credit Agreement and the commitments thereunder were terminated and all guarantees and security in support thereof were discharged and released.

Redemption of Notes

Another condition precedent to the effectiveness of the ABL Credit Agreement was that all 7-3/8% Notes due 2011 (the “Notes”) issued pursuant to the Indenture, dated as of May 11, 2001 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”), be (x) redeemed, (y) defeased or (z) satisfied and discharged, in accordance with the terms thereof, be ending the effectiveness of all of the restrictive covenants applicable thereto as of the Closing Date.  Accordingly, on the Closing Date, the Indenture was discharged in anticipation of the Company’s plan to redeem any and all outstanding Notes.  Pursuant to Section 401 of the Indenture, all conditions precedent to such discharge, including a deposit by the Company with the Trustee of an amount sufficient to pay the Redemption Price (defined below), were satisfied.

The Company plans to redeem or repurchase any and all outstanding Notes on March 4, 2011 (the “Redemption Date”) at a redemption price equal to the greater of (i) $313,612,975.18 (which represents 100.00% of the principal amount of Notes, together with accrued and unpaid interest thereon to the Redemption Date), and (ii) the sum of present values of the remaining scheduled payments of principal and interest on the Notes, assuming for this purpose that the Notes remained outstanding to maturity (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate (as defined in the Officers’ Certificates of Determination dated May 8, 2001 and August 3, 2001, relating to the Notes) plus 30 basis points, (the “Redemption Price”).  Pursuant to Section 1104 of the Indenture, notice of the redemption will be given to the holders of the Notes not less than 30 nor more than 60 days prior to the Redemption Date.

Item 1.02    Termination of a Material Definitive Agreement.

On January 4, 2011, the Company terminated the Existing Credit Agreement and discharged the Indenture, in each case as described in Item 1.01 above, which is incorporated by reference into this Item 1.02.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 4, 2011, the Company entered into the ABL Credit Agreement as described in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 7.01    Regulation FD Disclosure.

As previously disclosed, in February 2009 the Company signed a contract extension with Sam’s Club through March 31, 2011, with a transition period ending June 30, 2011, to continue operating wireless kiosks in certain Sam’s Club stores.  As of December 31, 2010, the Company operated 417 such kiosks.  Accordingly, this transition will begin on April 1, 2011 and conclude on June 30, 2011 with the assignment to Sam’s Club of all kiosks currently operated by the Company.

In the third quarter of 2010 the Company signed a multi-year agreement with Target Corporation to operate wireless kiosks in certain Target stores.  In August 2010, the Company began to roll out Target Mobile kiosks, with the objective of operating kiosks in the majority of Target stores nationwide by mid-2011.  As of December 31, 2010, the Company operated 850 Target Mobile kiosks, and it expects to operate kiosks in approximately 1,450 Target stores by June 30, 2011.

Thus, the Sam’s Club transition coincides with the expansion of the Company’s kiosk program with Target.  The Company expects a decline in kiosks segment operating income -- reflecting the impact of ramping up the new Target Mobile kiosks and eliminating the Sam’s Club kiosks -- of approximately $10 million to $15 million in full-year 2011 compared to full-year 2010, with growth in kiosks segment operating income expected to resume in 2012 following completion of the Target Mobile kiosk rollout.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
10.1
Five-Year Asset-Based Revolving Credit Agreement, dated as of January 4, 2011, among RadioShack Corporation, the Facility Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent for itself and the other Lenders.

10.2
Security Agreement, dated as of January 4, 2011, among RadioShack Corporation, the Facility Guarantors party thereto, and Bank of America, N.A., as Administrative Agent for itself and the other Secured Parties.

10.3
Guaranty Agreement, dated as of January 4, 2011, among the Facility Guarantors party thereto, for the benefit of Bank of America, N.A., as Administrative Agent for itself and the other Secured Parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 7th day of January 2011.

RADIOSHACK CORPORATION

By: /s/ James F. Gooch
Name: James F. Gooch
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Five-Year Asset-Based Revolving Credit Agreement, dated as of January 4, 2011, among RadioShack Corporation, the Facility Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent for itself and the other Lenders.

10.2
Security Agreement, dated as of January 4, 2011, among RadioShack Corporation, the Facility Guarantors party thereto, and Bank of America, N.A., as Administrative Agent for itself and the other Secured Parties.

10.3
Guaranty Agreement, dated as of January 4, 2011, among the Facility Guarantors party thereto, for the benefit of Bank of America, N.A., as Administrative Agent for itself and the other Secured Parties.